PROSPECTUS and	PRICING SUPPLEMENT NO. 2
PROSPECTUS SUPPLEMENT, each	Dated June 9, 2014
Dated April 17, 2014	Registration Statement No. 333-195332
Filed Pursuant to Rule 424(b)(2)

U.S. $23,250,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES F

Due 9 Months or More from Date of Issue

$750,000,000 1.125% Senior Notes Due June 12, 2017

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series F remaining prior to this issuance, representing the $27,000,000,000 initial program amount reduced by $750,000,000 of Floating Rate Senior Medium-Term Notes to be issued on June 12, 2014 and by $3,000,000,000 designated for issuance pursuant to the Issuer’s InterNotes® program described in the prospectus supplement for such program filed with Registration Statement No. 333-195332.

CUSIP / ISIN:	24422ESN0 / US24422ESN03

Date of Issue:	June 12, 2014

Maturity Date:	June 12, 2017

Principal Amount:	$750,000,000

Price to Public:	99.953% plus accrued interest from June 12, 2014

Interest Payment Dates:	Semi-annually on each June 12 and December 12, commencing on December 12, 2014

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.125% per annum

Redemption Provisions:	None

Plan of Distribution:
Name	Principal Amount Of Notes
Barclays Capital Inc.	$168,750,000
Citigroup Global Markets Inc.	168,750,000
HSBC Securities (USA) Inc.	168,750,000
Mitsubishi UFJ Securities (USA), Inc.	168,750,000
BNP Paribas Securities Corp.	25,000,000
RBC Capital Markets, LLC	25,000,000
The Williams Capital Group, L.P.	25,000,000
Total	$750,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.803% plus accrued interest from June 12, 2014 if settlement occurs after that date.